EXHIBIT 99.3

IMMEDIATE

Analysts: Tom O’Malley	Media: Jacque Sir Louis
(330) 384-7109	(330) 849-8877
FIRSTMERIT ANNOUNCES STOCK REPURCHASE PLAN AND
INTENT TO ENTER INTO ACCELERATED REPURCHASE
PROGRAM DURING FIRST QUARTER OF 2006
Akron, Ohio — January 19, 2006 — FirstMerit Corporation (Nasdaq: FMER) today announced that its Board of Directors authorized the repurchase of up to 3,000,000 shares of its currently outstanding common stock. The total authorized share repurchase equates to approximately 3.6% of the Company’s outstanding shares. The Company had fully utilized its prior repurchase authorization of 3,000,000 shares authorized in July, 2004.
The Board of Directors has also authorized the Company to enter into an accelerated share repurchase program with Goldman, Sachs & Co. to buy back up to 2,500,000 shares of the 3,000,000 share authorization. The Company intends to repurchase 2,500,000 shares of its currently outstanding stock during the first quarter of 2006 and place those shares into treasury to be used for general corporate purposes.
Pursuant to the accelerated repurchase program, the shares are expected to be purchased from Goldman Sachs based on the current market price at the time of the contract signing. The accelerated share repurchase program allows the Company to account for the purchase of the shares immediately, while Goldman Sachs may purchase shares in the market over a purchase period to be agreed upon, but which is expected to conclude in the first or second quarter of 2006. The repurchased shares will be subject to a future contingent purchase price adjustment expected to be settled at the end of the purchase period in the first or second quarter of 2006, based on the volume weighted average share price during that actual repurchase period.

ABOUT FIRSTMERIT CORPORATION
FirstMerit Corporation (Nasdaq:FMER) is a diversified financial services company, with assets of $10.2 billion as of December 31, 2005, and 160 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.
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